EXHIBIT 99.1

Frequency Electronics, Inc. Announces Third Quarter Fiscal Year 2008 Results

MITCHEL FIELD, N.Y., March 10, 2008 (PRIME NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues of $17.1 million for the third quarter of fiscal year 2008, which ended January 31, 2008, up 41% from the third quarter of fiscal 2007. For the nine month period ending January 31, 2008, revenues were $50.1 million compared to $40.8 million in the same period of the previous fiscal year.

Operating income for the third quarter was $805,000 compared to a loss of $1.7 million in the same quarter of fiscal 2007, and up from a profit of $376,000 in the preceding quarter of this fiscal year. Net income for the third quarter was $758,000, or $0.09 per diluted share. For the same period last year, net loss was $754,000, or $(0.09) per diluted share. For the first nine months of fiscal 2008, net income was $2.5 million, or $0.29 per diluted share, compared to $332,000, or $0.04 per diluted share in the prior year. Earnings for the first nine months include an approximate after-tax gain of $1.7 million on the sale of a portion of the Company's investment in Morion, Inc.

Chairman of the Board General Joseph Franklin made the following comments: "We are on track with the higher revenue rates we foresaw compared to last year due primarily to our fast-growing satellite payload business. We are very pleased with the growth we have achieved this fiscal year and the outlook for the balance of this year and beyond. In today's challenging economic environment, it is prudent to maintain Frequency's strong financial position and therefore we will not pay a cash dividend in June 2008. We will use our cash for internal and external growth. Overall, Frequency Electronics is well-positioned to achieve a very successful year." (A discussion of the Dividend Policy is included below.)

For the Company's major business areas:

 --  Revenues from satellite payloads continued at a pace more than
     50% higher than the previous year. The second large contract for high-volumes of signal generators was completed during the past quarter. Our expanded manufacturing resources and experience on these initial large contracts have substantially improved
     performance on contracts now underway. During this quarter we booked a total of more than $10 million in additional space business, including two long-term domestic satellite programs for payload clocks, RF microwave generators, and frequency
     synthesizers. (See Press Release February 12, 2008.)

 --  Sales to U.S. Government/DOD non-satellite programs for the first nine months of this fiscal year continued at a higher rate than the previous fiscal year. As has been typical in the past, these sales represent about 15% of total revenues.

 --  Telecommunications infrastructure sales have increased during each quarter of this fiscal year, reaching the record levels achieved in the past fiscal year. These revenues have been subject to wide swings over short term intervals, historically by as much as 50% or more. Indications from our major infrastructure customers point to substantially decreased requirements in the near term.

For the Company's reporting segments, including inter-segment sales of $1.9 million for the first nine months of fiscal 2008 compared to $1.3 million for the same period in fiscal 2007:

 --  Revenues for the FEI-NY segment were $11.8 million for this quarter and $37.2 million for the first nine months of fiscal
     2008, compared to $28.4 million for the first nine months of the prior year. The FEI-NY segment includes revenues from all major business areas.

 --  The Gillam-FEI segment recorded revenues of $3.3 million for this quarter and $8.1 million for the first nine months of fiscal
     2008, compared to $7.5 million in the first nine months of the preceding year. The Gillam-FEI segment includes revenues
     primarily from wireline telecommunications infrastructure and from other network management products

 --  Revenues for the FEI-Zyfer segment were $2.4 million for this quarter and $6.7 million for the first nine months of this fiscal year, compared to $6.2 million for the first nine months of the prior year. The majority of FEI-Zyfer's sales are derived from
     U.S. Government/DOD programs.

Chief Financial Officer Alan Miller stated: "The positive trends in improving gross and operating margins, which continued in this quarter, resulted in an operating profit of $805,000 compared to a loss of $417,000 for the first half of the year, an upswing of $1.2 million. We are successfully keeping SG&A and R&D costs in line with our targets. Our challenge is to continue to bring down the costs of production and achieve substantial increases in gross margin rates. We anticipate further margin improvements in the fourth quarter of this fiscal year and in fiscal year 2009."

Dividend Policy

In 1997, Frequency announced it would pay a cash dividend to stockholders of record on April 30 and October 31, subject to prevailing financial conditions. Over the past years, Frequency has paid to shareholders over $18 million in cash dividends at semi-annual intervals in June and December. A cash dividend of $0.10 per share was last paid in December 2007. Because of the ongoing extraordinary uncertainties in credit and capital markets and the importance of preserving capital to support current and future growth prospects for Frequency, the Company has no present plan to pay a cash dividend. At future meetings of its Board of Directors, Frequency will review its dividend policy and any change in plan will be promptly reported.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Monday, March 10, 2008, at 1:00 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-879-6174. International callers may dial 1-719-325-4833. Ask for the Frequency Electronics conference call. The call will also be webcast through the Investor Relations section of Frequency's website at www.frequencyelectronics.com.

The call will be archived on the Company's website through April 10, 2008. The archived call may also be retrieved at 1-888-203-1112 (domestic) or 1-719-457-0820 (international) using Passcode ID 4708068.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks. Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets. Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost-effective manufacturing and distribution capabilities in a high growth market. Frequency's Morion affiliate supplies high-quality, cost-effective quartz oscillators and components. Elcom Technologies provides added resources for state-of-the-art RF microwave products. Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

             Frequency Electronics, Inc. and Subsidiaries
             Consolidated Condensed Summary of Operations

                             Quarter Ended         Nine Months Ended
                               January 31,            January 31,
                            2008        2007        2008        2007
                            ----        ----        ----        ----
                              (unaudited)            (unaudited)
                             (in thousands except per share data)

 Net Sales                 $17,055     $12,117     $50,105     $40,751
 Cost of Sales              11,600       8,340      34,710      26,781
                         ---------   ---------   ---------   ---------
  Gross Margin               5,455       3,777      15,395      13,970

 Selling and
  Administrative             3,109       2,889       9,480       8,344
 Research and
  Development                1,541       2,600       5,526       6,628
                         ---------   ---------   ---------   ---------
  Operating Profit
   (Loss)                      805      (1,712)        389      (1,002)
 Interest and
  Other, Net                   586         650       3,995       1,547
                         ---------   ---------   ---------   ---------
 Income (Loss)
  before Income
  Taxes                      1,391      (1,062)      4,384         545
 Income Tax
  Provision (Benefit)          633        (308)      1,837         213
                         ---------   ---------   ---------   ---------
  Net Income (Loss)      $     758   $    (754)  $   2,547   $     332
                         =========   =========   =========   =========

 Net Income (Loss)
  per Share:
   Basic                 $    0.09   $   (0.09)  $    0.29   $    0.04
                         =========   =========   =========   =========
   Diluted               $    0.09   $   (0.09)  $    0.29   $    0.04
                         =========   =========   =========   =========
 Average Shares
  Outstanding

   Basic                 8,715,104   8,633,283   8,702,755   8,600,700
                         =========   =========   =========   =========
   Diluted               8,780,308   8,633,283   8,782,763   8,747,110
                         =========   =========   =========   =========

             Frequency Electronics, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets

                                           January 31,      April 30,
                                              2008            2007
                                              ----            ----
                                                 (in thousands)
 ASSETS
 Cash & Marketable Securities               $ 15,650        $ 15,604
 Accounts Receivable                          19,993          15,626
 Inventories                                  31,360          31,201
 Other Current Assets                          4,550           5,172
 Property, Plant & Equipment                   9,381           7,839
 Other Assets                                 16,235          18,384
                                            --------        --------
                                            $ 97,169        $ 93,826
                                            ========        ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities                        $ 12,098        $ 13,631
 Long-term Obligations and Other              10,185           9,311
 Stockholders' Equity                         74,886          70,884
                                            --------        --------
                                            $ 97,169        $ 93,826
                                            ========        ========

CONTACT:  Frequency Electronics, Inc.
          Alan Miller, CFO
          General Joseph P. Franklin, Chairman
          (516) 794-4500
          www.frequencyelectronics.com